As filed with the Securities and Exchange Commission on November 7, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WebMD Health Corp.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-2783228
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

111 Eighth Avenue

New York, New York 10011

(Address, Including Zip Code, of Principal Executive Offices)

WebMD Health Corp.

Amended and Restated 2005 Long-Term Incentive Plan

(Full Title of the Plan)

Douglas W. Wamsley

Executive Vice President, General Counsel and Secretary

WebMD Health Corp.

111 Eighth Avenue

New York, New York 10011

(212) 624-3700

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Doreen E. Lilienfeld

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Tel: (212) 848-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, par value $0.01 per share	1,500,000	$34.00495	$51,007,425.00	$6,569.76

(1)

This registration statement on Form S-8 (this “Registration Statement”) registers an aggregate of 1,500,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”) of WebMD Health Corp., a Delaware corporation (the “Company” or the “Registrant”) available for issuance pursuant to the WebMD Health Corp. Amended and Restated 2005 Long-Term Incentive Plan (the “Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan as a result of adjustments under the Plan by reason of one or more stock splits, stock dividends or similar transactions.

(2)

Pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), the Proposed Maximum Offering Price Per Share and the Proposed Maximum Offering Price are based on the average of the high and low prices of the Registrant’s Common Stock reported on the Nasdaq National Market on November 4, 2013 and are estimated solely for the purpose of calculating the registration fee.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E

TO FORM S-8

The contents of the Registration Statement on Form S-8 (File No. 333-162653) relating to the Plan, filed with the Securities and Exchange Commission (the “Commission”) on October 23, 2009 are hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 7, 2013.

WEBMD HEALTH CORP.

By:	/s/ Peter Anevski
Peter Anevski
Executive Vice President & Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Peter Anevski, Lewis H. Leicher and Douglas W. Wamsley as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David J. Schlanger	Chief Executive Officer	November 7, 2013
David J. Schlanger	(principal executive officer)

/s/ Peter Anevski	Executive Vice President & Chief	November 7, 2013
Peter Anevski	Financial Officer (principal financial and accounting officer)

/s/ Mark J. Adler, M.D.	Director	November 7, 2013
Mark J. Adler, M.D.

/s/ Kevin M. Cameron	Director	November 7, 2013
Kevin M. Cameron

/s/ Thomas J. Coleman	Director	November 7, 2013
Thomas J. Coleman

/s/ Neil F. Dimick	Director	November 7, 2013
Neil F. Dimick

/s/ Jerome C. Keller	Director	November 7, 2013
Jerome C. Keller

James V. Manning	Director	November 7, 2013
James V. Manning

/s/ Herman Sarkowsky	Director	November 7, 2013
Herman Sarkowsky

/s/ Joseph E. Smith	Director	November 7, 2013
Joseph E. Smith

/s/ Stanley S. Trotman, Jr.	Director	November 7, 2013
Stanley S. Trotman, Jr.

/s/ Martin J. Wygod	Director	November 7, 2013
Martin J. Wygod

EXHIBIT INDEX

Exhibit No.	Description

3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-8 filed on October 23, 2009 (Reg. No. 333-162651))

3.2	Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-8 filed on October 23, 2009 (Reg. No. 333-162651))

4.1	WebMD Health Corp. Amended and Restated 2005 Long-Term Incentive Plan, as amended effective October 31, 2013*

5.1	Opinion of Lewis H. Leicher, Esq., Senior Vice President & Assistant General Counsel of the Registrant, as to the legality of the securities registered hereby*

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm for the Registrant*

23.2	Consent of Counsel (included in Exhibit 5.1)*

24.1	Power of Attorney (included in this Registration Statement under “Signatures”).*

*	Filed herewith.

E-1